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                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           THE DURIRON COMPANY, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           THE DURIRON COMPANY, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

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

                           THE DURIRON COMPANY, INC.
                            3100 RESEARCH BOULEVARD
                               DAYTON, OHIO 45420

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 1996

     The 1996 Annual Meeting of Shareholders of The Duriron Company, Inc. (the "Company") will be held at the main offices of the Company's subsidiary, Durametallic Corporation, at 2100 Factory Street, Kalamazoo, Michigan at 1:30 p.m. on Thursday, April 25, 1996 for the following purposes:

     1. To elect three directors to each serve for a term of three years and one director to serve a one year term.

     2. To approve the appointment of Ernst & Young LLP as independent auditors for 1996.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on March 8, 1996 are entitled to notice of and to vote at this meeting.

                                          By order of the Board of Directors

                                          Ronald F. Shuff
                                            Secretary

Dayton, Ohio
March 14, 1996

                         VOTING YOUR PROXY IS IMPORTANT
     PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                           THE DURIRON COMPANY, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                                             Mailing Date
                                                             March 14, 1996

                              GENERAL INFORMATION

PERSONS MAKING THE SOLICITATION

     The accompanying Proxy is solicited by the Board of Directors (the "Board") of The Duriron Company, Inc. (the "Company") and relates to the Company's 1996 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the main offices of the Company's subsidiary, Durametallic Corporation ("Durametallic"), at 2100 Factory Street, Kalamazoo, Michigan, at 1:30 p.m. on Thursday, April 25, 1996.

VOTING SECURITIES

     The Company has one class of stock outstanding, namely common stock, $1.25 par value (the "Common Stock"), of which there were 24,461,761 shares outstanding as of March 8, 1996. Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on March 8, 1996 are entitled to notice of and to vote at the Annual Meeting. Each share entitles the holder thereof to one vote.

     The holders of a majority of the shares of Common Stock outstanding as of the record date, whether present in person or represented by Proxy, constitute a quorum at the Annual Meeting. Both shares as to which the holder abstains from voting on a particular matter, and broker "non-votes" (being street-name shares which the record holder refrains from voting because of the absence of required instructions from the beneficial owner), will count towards the determination of whether a quorum is present at the Annual Meeting.

ACTIONS TO BE TAKEN UNDER THE PROXY

     Unless otherwise directed by the giver of the Proxy, all properly executed Proxies will be voted for the election of John S. Haddick, Kevin E. Sheehan and
R. Elton White for three year terms as directors of the Company; for James S. Ware for a one year term as a director; in favor of the appointment of Ernst & Young LLP as independent auditors for the Company for 1996; and, at the discretion of the persons acting under the Proxy, in the transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Should any nominee named herein for the office of director become unable or unwilling to accept nomination or election, it is intended that the persons acting under the Proxy will vote for the election in his stead for such other person as the Board may designate. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

     The giving of a Proxy does not preclude the right to vote in person, should the person giving the Proxy so desire. A person giving a Proxy has the power to revoke the same, at any time before it has been exercised, by giving the Company written notice bearing a later date than the Proxy, by submission of a later dated Proxy, or by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy). All properly executed Proxies will be voted. The proxy voting will be tabulated by the Company's transfer agent, KeyCorp Shareholder Services, Cleveland, Ohio, which will also serve as inspector of election at the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Board currently consists of eleven directors who are divided into three classes, with one full class being elected at each Annual Meeting of Shareholders. At the Annual Meeting, the term of the directors serving in the Class of 1996 expires, and three directors will be elected to hold office until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified. Additionally, one director will be so elected to hold office for a one year term. Under New York law, directors are elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

     Set forth below is information with respect to each nominee for election as a director and each director whose term of office continues after the Annual Meeting.

CLASS OF 1997
NOMINEES TO BE ELECTED:

     JAMES S. WARE, 60, was elected to the Board on December 14, 1995. He has served as Chairman and CEO of Durametallic since 1983, and he has announced his retirement as CEO effective April 12, 1996. He became a director of Durametallic in 1976. He is a director of First of America Bank Corporation, Cello-Foil Corporation, a consumer products packaging manufacturer, the Michigan State University Foundation and the Western Michigan Foundation.

DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 1997:

     ROBERT E. FRAZER, 67, has been a director of the Company since 1976. He was Chairman of the Board of The Dayton Power and Light Company from 1982 to 1987 and served as its Chief Executive Officer from 1978 through 1984. Mr. Frazer was also Chairman of the Board of DPL Inc., the parent company of the Dayton Power and Light Company, from its formation in 1986 until 1988.

     DIANE C. HARRIS, 53, was elected to the Board in 1993. She is the President of Hypotenuse Enterprises, Inc., a merger and acquisition services and corporate development outsourcing company. She was Vice President, Corporate Development, of Bausch & Lomb, an optics and health care products company from 1981 until February, 1996. She is a director and Vice President of the Association for Corporate Growth.

     WILLIAM M. JORDAN, 52, has been a director since 1991 and was elected Chairman of the Board in February, 1996 to become effective at the Annual Meeting. He has been President and Chief Executive Officer since 1993. He was elected Executive Vice President in 1990 and promoted to President in 1991. He served as Chief Operating Officer from 1990 to 1993. He became a Group Vice President in 1984 and joined the Company in 1972. He is a director of National City Bank, Dayton, NIBCO, a manufacturer of flow control products, and Thomas Industries, a manufacturer of lighting fixtures, air compressors and vacuum pumps.

CLASS OF 1998
DIRECTORS WHOSE TERM IN OFFICE CONTINUES UNTIL 1998:

     HUGH K. COBLE, 61, Vice Chairman of Fluor Corporation, a major engineering and construction firm, was elected to the Board in 1994. He joined Fluor Corporation in 1966, where he has held a series of increasingly responsible management positions and has been a director since 1984.

     ERNEST GREEN, 57, was elected to the Board in 1991. He is the founder and President of EGI, a supplier of automotive components. He is a director of Bank One, Dayton, NA, DPL Inc., the parent company of The Dayton Power and Light Company, a public utility, Acordia, Inc., an insurance brokerage firm and Eaton Corporation, a supplier of automotive products.

     RICHARD L. MOLEN, 55, was elected to the Board in February, 1995. He is the Chairman, President and CEO of Huffy Corporation, a consumer products and retail services concern, which he joined in 1968. He has been President of Huffy Corporation since 1986 and a director there since 1984. He is also a director of The Huntington National Bank and Alltrista Corporation, a diversified consumer products and commercial services firm.

     JAMES F. SCHORR, 63, has been a director of the Company since 1986. Mr. Schorr is President of JFS Consulting, a firm consulting with the chemical and plastics industries. He is also Vice Chairman and a director of Osterman & Company, a plastics resins broker and distributor. He was President of USI Chemicals Division and Corporate Vice President of Quantum Chemical Corporation from 1987 to 1989. He was also Vice Chairman of Old World Trading Company, a distributor of automotive products and industrial chemicals, from 1988 to 1990.

CLASS OF 1999
NOMINEES TO BE ELECTED:

     JOHN S. HADDICK, 66, has been Chairman of the Board since 1990 and will so serve until the Annual Meeting when Mr. Jordan will assume the position. He resigned as Chief Executive Officer in 1993 after approximately eight years of service in this capacity. He was President from 1983 to 1991 and became a director of the Company in 1983. He served as President and Chief Operating Officer during 1984 and as Executive Vice President and Chief Operating Officer during 1983. He joined the Company in 1953. He is also a director of Bank One, Dayton, NA and Price Brothers Company, a supplier of concrete products.

     KEVIN E. SHEEHAN, 50, was elected to the Board in 1990. He is a general partner of the CID Equity Partners, a venture capital firm that concentrates on entrepreneurial midwestern companies. He was a Vice President with Cummins Engine Company, a manufacturer of diesel engines and related components, from 1980 until 1993.

     R. ELTON WHITE, 53, was elected to the Board in 1993. He retired in February 1994 as President and a director of NCR Corporation, a computer systems manufacturer, after over 25 years of service to this company in various management capacities. He is a director of Keithley Instruments, an electronics test and measurement concern, Kohl's Corporation, a department store company, and Verifone Corporation, a computer and communications systems company.

     Any shareholder who intends to nominate a director must, pursuant to
Article III, Section 2 of the By-Laws of the Company as approved by the Shareholders at the 1986 Annual Meeting of Shareholders, give written notice of such intention to the Secretary of the Company. The notice must be received at the principal executive offices of the Company not less than 50 days prior to the meeting (or if fewer than 60 days notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made) and must include specified information about the nominee and the shareholder. The proposed nomination will be referred to the Executive Committee of the Board for further consideration. No shareholder has to date notified the Company of any intention to nominate a director.

BOARD COMMITTEES: MEMBERSHIP AND FUNCTIONS

     Eight meetings of the Board were held in 1995. The number of meetings held by each of the three standing committees of the Board in 1995 was as follows:
Audit/Finance Committee -- three; Compensation Committee -- six; Executive Committee -- three.

     The Audit/Finance Committee, of which Mr. White is chairman and Mrs. Harris and Messrs. Coble, Green and Molen are members, recommends annually the appointment of independent auditors for the Company. The Committee also advises the Board on strategic financial matters, including making recommendations to the Board on acquisitions, divestitures, major financings, pension fund performance, capital structure and dividend policy. The Committee meets with the independent auditors, internal auditors and management personnel to review the scope and results of the annual audit of the financial statements of the Company and the recommendations of the independent auditors pertaining to accounting practices, policies, procedures and overall internal controls. The Committee also approves major capital expenditures made in the ordinary course of business.

     The Compensation Committee, of which Mr. Sheehan is chairman and Messrs. Frazer, Green, Molen and Schorr are members, has the responsibility of establishing executive compensation designed so that officers and key management personnel are compensated in a manner which is internally equitable, externally competitive and an incentive for effective performance in the best interest of shareholders. The Committee has the authority of the Board of Directors to fix the compensation of the officers, including the Chief Executive Officer, who are elected by the Board. The Committee also administers the Company's stock option, restricted stock and incentive compensation plans. It is responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. The report of the Committee on the Company's executive compensation practices is located on page 13 of this Proxy Statement.

     The Executive Committee, of which Mr. Frazer is chairman and Messrs. Haddick, Jordan, Sheehan and White are members, is empowered to exercise the full authority of the Board of Directors except as to matters not delegable to a committee under the New York Business Corporation Law. The Committee makes recommendations to the Board for the positions of Chairman of the Board, President, Chief Executive Officer and candidates for director. The Committee also reviews and makes recommendations on Board self governance matters to the Board.

     Each of the directors attended, in the aggregate, 75% or more of the 1995 meetings of the Board and of the standing committees on which he or she served.

DIRECTOR COMPENSATION

     Each non-employee director receives an annual retainer of $14,100. A director also receives $750 for each meeting of the Board of Directors and $600 for each meeting of a committee of the Board which he or she attends as a committee member. A director who attends a meeting of a committee on which he or she does not serve receives one-half of the regular meeting fee. Committee chairmen receive an additional $500 per committee meeting. In addition, the chairman of the Executive Committee receives an additional $5,000 per year for service in this capacity. Furthermore, Mr. Haddick received an additional $40,000 per year for service as Chairman of the Board since the 1995 Annual Meeting of Shareholders.

     Under the Company's current deferred compensation arrangements for directors, a director may elect to defer, in the form of cash and with interest, the receipt of the annual retainer and other meeting attendance fees payable to him or her as a director, until he or she terminates Board service. A director may alternatively elect to have this deferred compensation invested in Common Stock to be received after termination of Board service.

     Under the Company's 1989 Restricted Stock Plan, each non-employee director receives 300 shares of Restricted Common Stock per year of the term for which he or she is elected to the Board at an Annual Meeting of Shareholders. Dividend and voting rights attach upon receipt of the Restricted Common Stock, and the Restricted Common Stock vests at the rate of 300 shares per year, unless the Restricted Common Stock is forfeited back to the Company due to earlier termination of Board service. A director may also elect to defer this compensation until termination of Board service.

     During 1995, each non-employee director, under the Company's Retirement Compensation Plan for Directors, received an amount of $1,500 which was placed into a trust and deferred with interest until the director terminates service on the Board of Directors. Each director elected to receive such deferred payments either in a lump sum or in certain installments after leaving the Board. The Board terminated further contributions to this plan effective December 31, 1995. At the same time, the Board increased the annual retainer from $12,600 to $14,100 (which was the first retainer increase since 1989), in an amount equal to the terminated contribution to the Retirement Compensation Plan.

     Finally, non-employee directors may also elect to receive discounted stock options, under the Company's 1989 Stock Option Plan, which are in lieu of and have a fair market value at time of grant equal to the elected portion of the annual retainer otherwise payable to the director.

     The Company maintains a liability insurance policy with the Chubb Group of Insurance Companies covering part of the Company's statutory rights and obligations to indemnify directors and officers and partially covering directors and officers in some instances in which they might not otherwise be indemnified by the Company. The current policy is for a one year term (expiring July 29, 1996) at a cost of approximately $93,100.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     Set forth in the table below is information as of March 1, 1996 with respect to the number of shares of Common Stock of the Company beneficially owned by each director and certain executive officers of the Company and by all directors and officers as a group. For purposes of this table, an individual is considered to "beneficially own" any shares of Common Stock (i) over which he or she exercises sole or shared voting or investment power or (ii) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 1, 1996.

                                                                                       (B)
                                                         (A)              ------------------------------
                                                ---------------------      NUMBER OF SHARES, INCLUDING
                                                    OPTION SHARES             OPTION SHARES SHOWN IN
                                                WHICH MAY BE ACQUIRED     COLUMN (A), BENEFICIALLY OWNED
                                                   WITHIN 60 DAYS           AS OF MARCH 1, 1995(A)(B)
                                                ---------------------     ------------------------------
Hugh K. Coble.................................              --                           1,408
Curtis E. Daily...............................          34,180                          69,254(c)(d)
Robert E. Frazer..............................              --                           4,842
Ernest Green..................................           2,114                           5,792
John S. Haddick...............................          51,480                         131,452(c)(d)
Diane C. Harris...............................             394                           2,032
Bruce E. Hines................................          30,590                          63,098(c)(d)
William M. Jordan.............................          44,340                         124,999(c)(d)
Richard L. Molen..............................              --                           1,200
James F. Schorr...............................              --                           5,187
George A. Shedlarski..........................          26,650                          68,879(c)(d)
Kevin E. Sheehan..............................              --                           2,112
Mark E. Vernon................................          21,480                          40,680(d)
James S. Ware.................................          30,097                       1,097,863(e)
R. Elton White................................             788                           1,688
19 Directors and Officers as a Group..........         293,869                       1,784,570(c)(d)

---------------

(a) Unless otherwise indicated, voting power and investment power are exercised solely by the named individual or are shared by such individual and his or her immediate family members.

(b) Other than Mr. Ware, who beneficially owns about 4.4%, no director or officer beneficially owns in excess of 1% of the outstanding shares of Common Stock of the Company. All directors and officers as a group own 7.2% of the outstanding shares of Common Stock of the Company. Percentages are calculated on the basis of the number of shares outstanding at March 1, 1996 plus the number of shares subject to outstanding options held by the individual or group which are exercisable within 60 days thereafter.

(c) Includes the following shares held as of December 31, 1995 by The Duriron Company, Inc. Savings and Thrift Plan Trust for the following individuals:
    Mr. Haddick -- 2,539; Mr. Jordan -- 10,498; Mr. Hines -- 1,806; Mr.
    Shedlarski -- 4,409; Mr. Daily -- 1,632; and all directors and officers as a group -- 28,732. This plan's participants have the right to vote shares held for their accounts in this plan, but disposition of the shares is restricted and may be made only in accordance with the terms of the plan.

(d) Includes 7,500 shares each held by Mr. Jordan, Mr. Hines, Mr. Shedlarski and Mr. Daily and 15,000 shares held by Mr. Vernon, and 87,900 shares held by all directors and officers as a group, which are subject to restrictions on resale and forfeiture back to the Company, but which have full voting and dividend rights and which are eligible for deferral until termination of service.

(e) Includes 4,529 shares held as Trustee of the James S. Ware Trust, 155,660 shares held as Trustee of the T. R. Ware "Grantor Retained Annuity Trust" ("GRAT"), 155,660 shares held as Trustee of the J. A. Ware GRAT, 137,795 shares held as Trustee of the Margaret M. Ware Trust, 298,014 shares held as Custodian of the James S. Ware Agency Account, 155,660 shares held as Trustee of the J. S. Ware GRAT, 155,660 shares held as Trustee of the S. D. Ware GRAT, and 4,788 shares allocated to the individual account of James S. Ware under the Durametallic ESOP.

                             EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation provided by the Company to the Chief Executive Officer and its four other highest compensated officers in 1995.

                         SUMMARY COMPENSATION TABLE(1)

                                                                               LONG-TERM COMPENSATION
                                                                         -----------------------------------
                                                                                  AWARDS
                                        ANNUAL COMPENSATION              -------------------------   PAYOUTS
                              ----------------------------------------                               -------
                                                              (E)           (F)           (G)
                                                             OTHER       RESTRICTED    SECURITIES      (H)         (I)
                                       (C)       (D)         ANNUAL        STOCK       UNDERLYING     LTIP      ALL OTHER
             (A)               (B)    SALARY    BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
 NAME OF PRINCIPAL POSITION   YEAR    ($)(2)    ($)(3)       ($)(4)        ($)(5)         (#)        ($)(6)       ($)(7)
----------------------------- -----  --------  --------   ------------   ----------   ------------   -------   ------------
William M. Jordan............  1995   298,615  324,873(8)          0             0       12,000           0       11,630
  President and Chief          1994   275,000   262,078           42             0       12,000           0        4,221
    Executive................
  Officer                      1993   265,980   101,120        1,467             0        8,000      69,120        2,208
Bruce E. Hines...............  1995   197,617  168,822(8)          0             0        7,000           0       11,237
  Senior Vice President and    1994   182,200   132,867            0             0        6,750           0        5,473
  Chief Administrative         1993   180,861    64,228            0             0        4,500      57,960        5,426
    Officer
George A. Shedlarski.........  1995   194,363   144,191            0             0        7,000           0       10,042
  Group Vice President         1994   179,200   115,101            0             0        6,750           0        5,274
                               1993   177,631    50,783            0             0        4,500      43,680        2,664
Curtis E. Daily..............  1995   175,047   143,710            0             0        7,000           0       10,042
  Group Vice President         1994   155,435   126,184            0             0        6,750           0        5,274
                               1993   137,677    35,105            0             0        4,500      29,280        4,130
Mark E. Vernon...............  1995   178,551   127,948            0             0        7,000           0       18,509
  Group Vice President         1994   163,982    86,658            0             0        6,750           0       11,395
                               1993   154,195    61,746            0       225,000       10,000      36,666       13,112

---------------

(1) The salary, annual bonus and long term payouts may be deferred with interest by the recipient until retirement. The annual bonus and long term payouts may also be deferred in the form of Common Stock.

(2) No increase in the base salary of these officers was made in 1994, except for a promotional increase to Mr. Daily.

(3) Reflects annual bonus earned but actually paid in following calendar year.

(4) Does not include value of certain perquisites which are less than 10% of annual salary but includes certain interest credited to deferred compensation.

(5) Messrs. Jordan, Hines, Shedlarski and Daily received a special grant of 15,000 shares of restricted stock in 1991 at the then current market value of $14.80 (adjusted for a three-for-two split in 1994) per share, and Mr. Vernon received a counterpart grant in 1993 at then current (and so adjusted) market value of $15.00 per share. At the market price on December 31, 1995, the restricted shares have an aggregate value of $350,625 per individual. One-half of the restricted stock grant to Messrs. Jordan, Hines, Daily and Shedlarski vested in February, 1996 and is no longer restricted. The remaining restricted shares represent the only such restricted holdings of such officers. Regular dividends are payable and voting rights apply on all such restricted shares, which may be deferred.

(6) Based on three year performance plan ending in December of noted year but actually paid in following year. Payment to all above named officers was one-half cash and one-half shares of Common Stock of the Company at then equal fair market value.

(7) Reflects Company contributions to officer accounts in defined contribution benefit plans (which are generally available to salaried employees) in the following amounts: Jordan -- $5,400; Hines -- $5,400; Shedlarski -- $5,400; Daily -- $5,400 and Vernon -- $13,860 (Mr. Vernon participates in a Company subsidiary's profit sharing plan in which no other officers participate). Also reflects the computation, under SEC rules, of the actuarial value to these officers of the non-term portion of an executive "split dollar" life insurance program, in the following amounts: Jordan -- $6,230; Hines -- $5,837; Shedlarski -- $4,642; Daily -- $4,642 and Vernon -- $4,649.

(8) Mr. Jordan elected to take all his 1995 bonus, and Mr. Hines elected to take one-half of his 1995 bonus, in the form of 12,709 shares and 3,383 of Common Stock, respectively, payable after retirement, which resulted in all of Mr. Jordan's and one-half of Mr. Hines' bonus being increased 5% in value over its cash equivalent under the applicable executive incentive plan. The procedure for determining the number of shares payable in lieu of cash is also fixed under this plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the grant of Stock Options under the Company's 1989 Stock Option Plan to its executives shown on the Summary Compensation Table. No Stock Appreciation Rights were granted in 1995 either in tandem with such Stock Options or otherwise, and no previously outstanding Stock Options were amended in 1995 to change the exercise price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                                 ---------------------------------------------------------------       VALUE AT ASSUMED ANNUAL
                                                                                                        RATES OF STOCK PRICE
                                      (B)              (C)                                             APPRECIATION FOR OPTION
                                   NUMBER OF        % OF TOTAL                                                  TERM
                                  SECURITIES         OPTIONS             (D)                           -----------------------
                                  UNDERLYING        GRANTED TO       EXERCISE OR         (E)
              (A)                   OPTIONS        EMPLOYEES IN      BASE PRICE       EXPIRATION         (F)            (G)
              NAME               GRANTED(#)(1)     FISCAL YEAR         ($/SH)            DATE           5%($)          10%($)
-------------------------------- -------------     ------------      -----------      ----------       --------       --------
William M. Jordan...............     12,000             9.88%         $  27.5625        10/19/05       $208,007       $527,130
Bruce E. Hines..................      7,000             5.76%         $  27.5625        10/19/05       $121,337       $307,493
Curtis E. Daily.................      7,000             5.76%         $  27.5625        10/19/05       $121,337       $307,493
George A. Shedlarski............      7,000             5.76%         $  27.5625        10/19/05       $121,337       $307,493
Mark E. Vernon..................      7,000             5.76%         $  27.5625        10/19/05       $121,337       $307,493

---------------
(1) All Stock Options granted were for a ten year term. Of these options, the following were granted as incentive stock options: Mr. Jordan -- 0; all others -- 3,108. The remaining options granted to each executive were nonqualified. The exercise price of all these Stock Options was equal to the fair market value on the date of grant, with pro rata vesting occurring on each grant anniversary until fully vested on the third anniversary of grant. All these Stock Options have tandem limited rights which, in general, allow the optionee to receive the value of the Stock Option in the event of a change of control of the Company.

OPTION/SAR EXERCISES AND HOLDINGS

     For the executives named in the Summary Compensation Table, the following table sets forth information concerning the exercise of Stock Options and/or SARs during 1995 and the unexercised Stock Options and SARs held by such executives as of the end of 1995.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                          (D)
                                                                                       (E)
                                                                       NUMBER OF
                                                                      SECURITIES           VALUE OF
                                                                      UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED        IN-THE-MONEY
                                                                     OPTIONS/SAR'S      OPTIONS/SAR'S
                                       (B)                           AT FY-END(#)        AT FY-END($)
                                      SHARES             (C)         -------------     ----------------
              (A)                  ACQUIRED ON          VALUE        EXERCISABLE/        EXERCISABLE/
              NAME                EXERCISE(#)(1)     REALIZED($)     UNEXERCISABLE     UNEXERCISABLE(2)
--------------------------------  --------------     -----------     -------------     ----------------
William M. Jordan...............          --                 --      44,340/28,560      408,327/120,550
Bruce E. Hines..................       7,000             94,703      20,477/26,623      186,222/152,404
Curtis E. Daily.................       3,540             57,384      22,485/27,065      228,650/156,127
George A. Shedlarski............       5,000             79,376      26,650/15,850       222,812/64,031
Mark E. Vernon..................         900             10,462      11,032/23,568       88,183/126,784

---------------

(1) Mr. Hines and Mr. Shedlarski paid the exercise price for certain shares through the exchange of previously owned shares of Common Stock, so that Mr. Hines and Mr. Shedlarski realized a net increase in share holdings of 5,082 and 3,082, respectively, as the result of these exercises.

(2) Based upon the excess, where applicable, of the market value of $23.375 per share at December 31, 1995, of the shares covered by Stock Options held by these officers, over the applicable exercise prices of such Stock Option shares.

LONG-TERM INCENTIVE PLAN

     The following table provides information concerning awards made for 1995 under the Company's Long-Term Incentive Plan to the executives shown on the Summary Compensation Table.

                           LONG-TERM INCENTIVE PLANS
                           AWARDS IN LAST FISCAL YEAR

                                                                                     ESTIMATED FUTURE PAYOUTS UNDER
                                                                                       NON-STOCK PRICE-BASED PLANS
                                                                               -------------------------------------------
                                    (B)                      (C)
                             NUMBER OF SHARES,      PERFORMANCE OR OTHER           (D)             (E)             (F)
            (A)               UNITS OR OTHER       PERIOD UNTIL MATURATION      THRESHOLD        TARGET          MAXIMUM
           NAME                RIGHTS (#)(1)            OR PAYOUT(2)           ($ OR #)(3)     ($ OR #)(4)     ($ OR #)(5)
---------------------------  -----------------     -----------------------     -----------     -----------     -----------
William M. Jordan(6).......     1,516 Units         February 1998 Payout        758 Units      1,516 Units     3,032 Units
Bruce E. Hines(6)..........       953 Units         February 1998 Payout        477 Units       953 Units      1,906 Units
Curtis E. Daily(7).........       716 Units         February 1998 Payout        358 Units       716 Units      1,432 Units
George A. Shedlarski(7)....       716 Units         February 1998 Payout        358 Units       716 Units      1,432 Units
Mark E. Vernon(7)..........       716 Units         February 1998 Payout        358 Units       716 Units      1,432 Units

---------------

(1) Each unit valued at $100.00.

(2) Performance measured against preestablished performance goal (three year net asset return goal as determined on the basis of a premium over a published independent index of capital spending by Company's primary markets) for all awardees for the three year period of January 1, 1995 through December 31, 1997. Any payment to the above named officers will be one-half cash and one-half in shares of Common Stock at then equivalent fair market value.

(3) Payout at threshold (80% of "net asset return" performance target) is 50% of grant.

(4) Payout at target is 100% of grant.

(5) Maximum payout (125% of "net asset return" performance target and stipulated revenue growth over capital spending rate of such index) is 200% of grant.

(6) Target unit award is 45% of salary midpoint of position held.

(7) Target unit award is 35% of salary midpoint of position held.

PENSION PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age of 65 under the Company's qualified defined benefit pension plan and under a nonqualified supplemental pension plan that provides certain additional retirement benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. All executive officers listed in the Summary Compensation Table except Mr. Vernon are covered by these plans.

                             PENSION PLAN TABLE (1)

                                         YEARS OF SERVICE(2)
                    -------------------------------------------------------------
REMUNERATION(3)        15           20           25           30           35
---------------     ---------    ---------    ---------    ---------    ---------
   $ 200,000           39,667       52,890       66,112       79,334       92,557
     300,000           60,667       80,890      101,112      121,334      141,557
     400,000           81,667      108,890      136,112      163,334      190,557
     500,000          102,667      136,890      171,112      205,334      239,557
     600,000          123,667      164,890      206,112      247,334      288,557
     700,000          144,667      192,890      241,112      289,334      337,557

(1) Benefits are calculated as annual straight life annuity amounts beginning at age 65 and are not reduced by any federal Social Security benefits. Optional payment forms of actuarial equivalence are also available.

(2) Current credited years of service for pension benefit calculation: Jordan -- 23; Shedlarski -- 23; Hines -- 24; Daily -- 31.

(3) Covered compensation for pension benefit calculation includes only base salary and annual bonus shown on the Summary Compensation Table. The benefit calculation is based upon average annual base salary and annual bonus for the three highest consecutive years during the participant's last ten years preceding retirement.

                        REPORT OF COMPENSATION COMMITTEE
                       CONCERNING EXECUTIVE COMPENSATION

OVERALL COMPENSATION POLICY AND BENCHMARK EVALUATION PROCESS

     The Compensation Committee of the Board consists of five directors, none of whom is a present or former officer or employee of the Company. The Board-adopted statement of purposes and responsibilities of the Compensation Committee states that the Committee is charged with the broad responsibility of seeing that officers and key management personnel are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. Within that framework, and in order to tie compensation directly to performance, the Committee has adopted an "incentive-leveraged" compensation policy which offers the Company's officers the opportunity to supplement their base salaries with substantial cash and stock-based incentives, all as more fully described below. The Committee believes that this incentive leveraged policy was a contributing factor in motivating executive management to guide the Company to record annual sales, net earnings, incoming business and market price of an outstanding share of Common Stock in 1995.

     The Committee has established, for all officer personnel, including the Chief Executive Officer, a compensation policy which would place the officers' total annual cash compensation at the sixty-fifth percentile of companies of comparable size, if the Company attains its target financial goals under its incentive plans described hereafter. The Committee established this sixty-fifth percentile benchmark based upon data received by the Committee from Hay Associates. The Hay database included a broad cross section of companies in order to allow the Committee to consider overall executive compensation trends. In 1995, the Committee completed an independent comprehensive overall review of the Company's executive compensation programs, including consideration of several specially commissioned reports prepared by Hewitt Associates. The Committee tested and validated the accuracy of the Hay data used to establish this 65th percentile benchmark by comparing it to the counterpart benchmark calculated by Hewitt Associates, which used a job title/survey methodology in comparison to the Hay Point methodology.

INCENTIVE PLANS -- DESIGN AND STRATEGY

     Annual and Long-Term Incentive Plans allow opportunities, through effective performance against goals, for significant additional cash and stock compensation for the Chief Executive Officer and other officers. Performance goals, which must be met in order to earn payment of incentive compensation target awards, are set to reward superior performance, and incentive awards are payable only if the Company achieves or exceeds predetermined results against quantitative financial performance measures designed to benefit shareholders, such as return on shareholders' equity, economic value added, and/or return on net assets ("RONA"). During 1995, for the Company's Chief Executive Officer, annual and long-term incentives were set, when combined, to be 110% of his individual salary range midpoint if all goals were met. In comparison, the total combined annual and long-term incentives were set within a band of 85% to 100% of salary range midpoint for other officers listed in the Summary Compensation
Table on page   .

     Both the Annual and Long-Term Plans contain a leveraged payment schedule for performance both above the minimum performance threshold and above goal. Under this approach, performance above the threshold but below goal gives rise to awards which are a lesser percentage of the target payment than the level of goal attainment actually achieved. Under the Annual Plan, for example, attainment of 75% of goal performance (the minimum threshold for any payment), provides an award of 40% of the target payment. However, the attainment of above goal performance gives rise to payments which are a higher percentage of the target payment than the percentage of goal actually attained. Under another Annual Plan example, attainment of 125% of goal provides an award which is 150% of the target payment (or the maximum award payable under the Annual Plan).

     The specific performance goals under these incentive plans are established by the Compensation Committee. In the case of the Annual Plan, the goals for a year are set at or before the beginning of the year and, for the Long-Term Plan, the goals for a "performance cycle" (customarily three years) are set at or before the beginning of the cycle. Return on net assets (RONA) goals were selected by the Committee as the predominant measure of performance for both the year 1995 under the Annual Plan (as applicable to executive officers) and for the 1993-95 performance cycle under the Long-Term Plan. In the case of the 1995 Annual Plan, the 1995 RONA goals for all officers were fixed and based on attainment of the Company's financial objectives under its 1995 business plan approved by the Committee in December, 1994. In the case of the 1993-95 cycle of the Long-Term Plan, a RONA goal was set in February, 1993 through indexation (within a predetermined range) to a fixed premium over an independently calculated and published rate of growth in capital spending over this three year period in the primary industries which the Company's principal products serve. This same RONA based approach was used by the Committee in establishing the Long-Term Plan cycles covering 1994-96 and 1995-97 periods.

     In contrast to this RONA based Long-Term Plan design, the Committee, at its December, 1995 meeting, adopted an "economic value added" ("EVA") based Long-Term Plan for the 1996-98 period. Under this EVA approach, the Long-Term Plan will be based upon the concept that awards will be earned by participants only when the Company earns more than its cost of capital (i.e., weighted equity and debt capitalization) over the applicable measurement periods. The target compensation level for the Chief Executive Officer and the other officers noted in the Summary Compensation Table was left unchanged from the prior plan design under this new EVA based plan.

INCENTIVE PLANS -- 1995 RESULTS

     Consistent with the Company's record net earnings in 1995, Mr. Jordan and the other officers received awards under the 1995 Annual Plan, since the Company's financial performance met or exceeded the applicable pre-established financial goals. Mr. Jordan's award was equivalent to 109% of his 1995 salary, while the counterpart range of awards for the other officers noted in the Summary Compensation Table extended from 71% to 85%. In addition to the higher annual incentive leverage of Mr. Jordan's total cash compensation plan, the diversity in such percentages derived from the fact that the RONA target for Mr. Jordan was solely based on total corporate performance, while the officers in charge of operating business units had a portion of their RONA target based only upon the RONA performance of the business units for which they were directly responsible. Pursuant to an Annual Plan provision adopted by the Committee to incent officers to invest their Annual Plan awards in Common Stock, Mr. Jordan received a 5% increase in his award by electing a stock award. Two other officers made similar elections covering all or a portion of their awards.

     No awards were made for the 1993-95 performance cycle of the Long-Term Plan, since the Company's performance during this three year period did not meet the minimum level for payment.

STOCK-BASED PLANS

     Stock-based forms of incentive compensation utilized by the Company include stock options and restricted stock awards. As well as providing incentives, these programs enhance the commonality of interests between shareholders and management by encouraging increased share ownership by management. With regard to stock options, the Committee has adopted a stock option plan administration policy where options are granted annually to officers and selected other key employees. The number of options granted in 1995 to Mr. Jordan and the other officers was based, in general, upon their respective salary range midpoints, the market price of a share of Common Stock at date of grant and their past receipt of stock option grants. The Committee also then considered certain subjective factors in approving these grants, including the individual job performance of the applicable officer recipients and their ability to help the Company achieve future goals.

     The Committee has adopted an Equity Incentive Plan, the purposes of which include requiring current officers to make a personal cash investment in Common Stock (unless waived by the Committee) and providing participants with substantial incentives to increase share value. Participants in the Plan include all individuals noted in the Summary Compensation Table. Features of the Plan include a one-time grant of both 15,000 shares of Restricted Stock and of a Stock Option covering 15,000 shares to each participant. The Plan also requires participants, in order to receive full Plan benefits, not to sell any of their Common Stock acquired from any source during the ten year term following their grant without Committee consent. Plan participants may only exercise Stock Options granted under the Plan to the extent that they have otherwise acquired Common Stock during this term. All of this Restricted Stock is forfeited if the participant's employment with the Company terminates (for any reason other than death, disability or retirement) prior to the fifth anniversary of his grant. One-half of the Restricted Stock award is forfeited if the participant's employment terminates prior to the tenth anniversary of his grant. Plan participants are also required to accept at least one-half of any applicable Long-Term Plan awards in the form of Common Stock. Mr. Vernon received a grant under this Plan in 1993, while the other officers listed in the Summary Compensation Table received their counterpart grants in 1991. The Committee also added one new participant to the Equity Incentive Plan in February, 1996. This occurred as the result of the Company's acquisition of Durametallic and the Board's appointment of a new corporate officer from Durametallic management to serve as the Company's Group Vice President of this new subsidiary of the Company.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee has not formally adopted a policy with regard to qualifying executive compensation plans for tax deductibility under Internal Revenue Code
Section 162(m), which generally limits the corporate tax deduction for compensation paid to certain executive officers named in the Proxy Statement to $1 million per year. Current Company executive compensation is below the level at which this tax limitation would apply.

                                            K. E. Sheehan, Chairman
                                            R. E. Frazer
                                            E. Green
                                            R. L. Molen
                                            J. F. Schorr

                                 COMPANY STOCK
                               PERFORMANCE GRAPH

     The following chart compares the cumulative total return, assuming monthly reinvestment of dividends, of the Company's Common Stock for the five year period beginning December 31, 1990 against (i) the Standard & Poor's Machinery-Diversified Index (which is comprised of companies also in the heavy duty capital equipment industry) and (ii) the Standard & Poor's 500 Index (which is a broad equity market index).

                                                                  S&P Machin-
      Measurement Period                                         ery-Diversi-
    (Fiscal Year Covered)         The Company       S&P 500          fied
1990                                    100.00          100.00          100.00
1991                                    127.70          130.47          118.88
1992                                    139.28          140.41          121.30
1993                                    135.54          154.56          179.60
1994                                    157.41          156.60          174.83
1995                                    211.49          215.45          215.75

                             EMPLOYMENT AGREEMENTS

     The Company is a party to contracts with Messrs. Jordan, Hines, Daily, Shedlarski and Vernon and certain other officers and key employees of the Company providing for, among other things, the payment of severance benefits in the event that the individual's employment with the Company is terminated under specified circumstances within two years after a change in control of the Company. The severance benefits under each contract include, among other things, payment of the following: (i) twice the sum of the individual's base annual salary plus the average amount awarded to the individual under any incentive compensation plan or arrangement for the two preceding years; (ii) the value of any outstanding Stock Options held by the individual under any Stock Option plan of the Company, determined in accordance with a formula set forth in the contract; (iii) a supplemental pension payment equivalent to the additional benefit which would be earned for two additional years of service; and (iv) all legal fees and expenses incurred by the individual as a result of his termination of employment. The term of each such contract continues until December 31, 1996, subject to extension beyond that date by agreement of the parties.

     The Company has also entered into a supplemental pension agreement with Mr. Jordan under which Mr. Jordan is entitled to a nonqualified pension supplement upon retirement. The supplement is computed by calculating the amount necessary for Mr. Jordan to receive the same total pension benefit at attainment of age 60 that he would receive under the Company's existing qualified and nonqualified pension plans at age 65.

     In connection with the Company's acquisition of Durametallic on November 30, 1995, the Company assumed liability for the following agreements already consummated between Mr. Ware and Durametallic: (i) a "Consulting Agreement" dated April 12, 1991 (the "Consulting Agreement"); (ii) a "Senior Executive Death Benefit Agreement," also dated April 12, 1991 (the "Death Benefit Agreement") and (iii) an "Executive Severance Agreement" dated January 6, 1994 (the "Severance Agreement"). Under the Consulting Agreement, Mr. Ware agreed to provide consulting services to Durametallic for ten years following his retirement (which is scheduled to begin April 12, 1996) in return for compensation of $110,000 per year. Under the Death Benefit Agreement, Durametallic is obligated to pay Mr. Ware's designated beneficiary or estate $100,000 per year if he dies while employed by Durametallic or while acting as a consultant for Durametallic for a period ending on the tenth anniversary of his retirement as an employee. Mr. Ware is entitled to receive approximately $985,000 from Durametallic under the Severance Agreement (or its equivalent present value in installment payments), since the Company's acquisition of Durametallic triggered Mr. Ware's payment rights under the Severance Agreement upon his retirement. The Company separately entered into another personal services agreement ("Services Agreement") with Mr. Ware on September 11, 1995 (which was contingent upon the now fulfilled condition that the Company's acquisition of Durametallic be completed). Under the Services Agreement, the Company agreed to provide Mr. Ware with an executive "split dollar" life insurance policy in the amount of $5,000,000 in return for Mr. Ware providing certain additional executive services directly to the CEO of the Company in connection with the management of Durametallic after the acquisition. He also agreed under the Services Agreement to remain as Chairman of Durametallic for up to three years after his retirement as CEO of Durametallic, at the Company's election, as additional consideration for this life insurance benefit.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth in the following table is information about the only parties known by the Company to be a beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock. This information is based upon filings made with the Securities and Exchange Commission and the Company by such parties.

                                                                         NUMBER OF
                                                                           SHARES
                                                                        BENEFICIALLY      PERCENTAGE
                           NAME AND ADDRESS                                OWNED         OF THE CLASS
----------------------------------------------------------------------  ------------     ------------
FMR Corp. (a)
  82 Devonshire Street
  Boston, Massachusetts 02109.........................................   2,485,950           10.2%
RCM Capital Management (b)
  Four Embarcadero Center, Suite 3000
  San Francisco, California 94111.....................................   1,810,300            7.4%

---------------

(a) FMR Corp. ("Fidelity") has represented that such shares were acquired by itself and its affiliated entities in the ordinary course of its investment business and were not acquired for the purpose of and do not have the effect of changing or influencing control of the Company. Fidelity has further represented that Fidelity has sole voting power over 588,900 shares and sole dispositive power over 2,485,950 shares.

(b) RCM Capital Management ("RCM") has represented that such shares were acquired by itself and its affiliated entities in the ordinary course of its investment business and were not acquired for the purpose of and do not have the effect of changing or influencing control of the Company. RCM has further represented that RCM has sole voting power over 1,586,300 shares and sole dispositive power over 1,810,300 shares.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     At the recommendation of the Audit/Finance Committee, the Board has appointed Ernst & Young LLP as independent auditors for the Company for the year 1996, subject to approval by the shareholders. Unless otherwise directed by the giver of the Proxy, it is intended that the persons acting under the accompanying Proxy vote the shares represented thereby in favor of approval of such appointment.

     Ernst & Young LLP has performed an audit of the Company's financial statements annually since 1956. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

     Under New York law, this approval of the appointment of Ernst & Young LLP requires a majority of votes cast on the proposal at the Annual Meeting.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 1996.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other matters of business which may be brought before the Annual Meeting. However, it is intended that, as to any such other matters or business, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting such Proxy.

                            SHAREHOLDERS' PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company's Proxy Statement and form of Proxy for the 1997 Annual Meeting of Shareholders must be received by the Company at 3100 Research Boulevard, Dayton, Ohio 45420,
Attention: Secretary, on or before November 14, 1996 in order to be eligible for such inclusion. The 1997 Annual Meeting of Shareholders is tentatively scheduled to be held on April 24, 1997, with such date being subject to change.

                            SOLICITATION OF PROXIES

     The cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of Proxy will be borne by the Company. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward Proxy materials to their principals and to obtain authorization for the execution of Proxies. Directors, officers and regular employees of the Company may solicit Proxies personally from some shareholders if Proxies are not received promptly. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses in handling Proxy materials.

                                            THE DURIRON COMPANY, INC.

                                            By RONALD F. SHUFF
                                             Secretary

                          THE DURIRON COMPANY, INC.
   P          PROXY FOR ANNUAL SHAREHOLDERS' MEETING -- APRIL 25, 1996
   R        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
   O
   X     The undersigned hereby appoints JOHN S. HADDICK and WILLIAM M.
   Y JORDAN, or either one of them, attorneys and proxies, with power of substitution and with all the powers which the undersigned would possess if personally present, to vote all of the shares of Common Stock of the undersigned in The Duriron Company, Inc. at its Annual Meeting of its Shareholders to be held at 1:30 p.m. on Thursday, April 25, 1996, at 2100 Factory Street, Kalamazoo, Michigan, and at any adjournment thereof, as follows:


            1. Election of three directors each for a three year term
               and one director for a one year term:

               THREE YEAR TERM: John S. Haddick, Kevin E. Sheehan and R. Elton White

               ONE YEAR TERM: James S. Ware


            2. Approval of the appointment of Ernst & Young LLP as
               independent Auditors


   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS'
   RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE
                                                                   SIDE

 \ X \  PLEASE MARK YOUR                           SHARES IN YOUR NAME
        VOTES AS IN THIS
        EXAMPLE.






                       FOR     WITHHELD                                  FOR     AGAINST   ABSTAIN
1. Election of       /   /      /   /         2. Approval of the        /   /     /   /     /   /       3. In their discretion, the
   Directors                                     appointment of                                             Proxies are authorized
   (see reverse)                                 Ernst & Young LLP.                                         to vote upon such other
                                                                                                            business as may properly
                                                                                                            come before the meeting.

   For, except vote withheld from the                                                                    THIS PROXY, WHEN PROPERLY
   following nominee(s):                                                                                 EXECUTED, WILL BE VOTED
                                                                                                         IN THE MANNER DIRECTED
   ----------------------------------------                                                              HEREIN BY THE UNDERSIGNED
                                                                                                         SHAREHOLDER(S). IF NO
                                                                                                         DIRECTION IS GIVEN, THIS
                                                                                                         PROXY WILL BE VOTED FOR
                                                                                                         PROPOSALS 1 AND 2.






       SIGNATURE(S)                                                             DATE
                   ------------------------------------------------------           -------------

       SIGNATURE(S)                                                             DATE
                   ------------------------------------------------------           -------------
       NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

